UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

July 14, 2014 (July 10, 2014)

(Date of Report (Date of earliest event reported))

Delta Tucker Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-173746	27-2525959
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1700 Old Meadow Road, McLean, Virginia 22102

(571) 722-0210

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2014, Mr. Steven F. Gaffney left his position as the Chairman of the Board and Chief Executive Officer of Delta Tucker Holdings, Inc. (the “Company”), effectively immediately.

Mr. S. Gordon Walsh, 53, has been named the new Chief Executive Officer of the Company, effective July 21, 2014. Mr. Walsh most recently served as Sector President of Logistics Solutions at L-3 Aerospace Systems. In December 2008, he was appointed as Executive Vice President and was responsible for executive oversight of the Vertex Logistics Solutions and Army Sustainment divisions. Previously he was the Chief Financial Officer of Integrated Systems Group. Prior to joining Integrated Systems, he was the Group CFO for the L-3 Sensors and Simulation Group. Before advancing to the Group CFO of Sensors and Simulation, Mr. Walsh served as the division Chief Financial Officer at Link Simulation and Training in Arlington, Texas. Upon joining L-3 Communications in 1998, Mr. Walsh served as a Corporate Director of Special Projects. His first assignment was acting Division Controller at L-3 Ocean Systems division, then a newly acquired business for the company.

Before coming to L-3, Mr. Walsh held key financial positions at major aerospace and accounting firms. At Lockheed Martin, he was Controller of the Eagan, Minn., operations. Before this, he worked at Loral as Internal Audit Manager of Loral’s West Coast Internal Audit Group, which he established after Loral acquired the Ford Aerospace Operations. Before joining Loral, Mr. Walsh spent 9 years in public accounting at KPMG Peat Marwick. Mr. Walsh received a BBA in accounting from the University of Texas and was licensed as a CPA in the State of Texas.

Mr. Walsh entered into an Employment Agreement (the “Employment Agreement”) on July 10, 2014 which is attached hereto as Exhibit 10.30 where the terms of his employment as Chief Executive Officer of DynCorp International (“DI”) were established. The summary description of the Employment Agreement that follows is qualified in its entirety by reference to the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Walsh will receive an annual base salary of $950,000, payable in accordance with customary payroll practices of DI. Mr. Walsh will be eligible to receive an annual bonus with a target amount of 100% of his base salary and a potential of up to 200% based on DI’s annual goals to be paid based on the discretion of the Compensation Committee of the Board of Directors. For the first two fiscal years, Mr. Walsh’s annual bonus is guaranteed to be at least 100% of his annual base salary. Mr. Walsh will participate in the employee benefit plans and will be granted a profit interest in DynCorp Management LLC equal, as of the effective date, to up to 1.5% of the realized appreciation of the Company in excess of certain thresholds set by the DI’s Compensation Committee in its sole discretion. Mr. Walsh is eligible to receive, under the long term cash incentive bonus, a cash incentive equal to $2,000,000 (“Cash Incentive Bonus”) in the event of a change in control, subject to his continued employment with DI. The Cash Incentive Bonus shall be paid within 60 days following such change in control. Mr. Walsh’s agreement provides him with term life insurance with a death benefit of at least $10,000,000, payable to Executive’s designated beneficiaries, at the Company’s expense.

Mr. Walsh’s employment agreement provides that, if his employment is terminated by the Company for Cause; by Mr. Walsh Without Good Reason or Non-Renewal by Mr. Walsh, he will be entitled to receive the following: (a) the accrued but unpaid base salary to the date of termination and any employee benefits he is entitled to receive pursuant to the employee benefit plans of DI; (b) expenses reimbursable but not yet reimbursed to him to the date of termination; (c) accrued and unused vacation days; and (d) unpaid portion of the annual bonus.

In the event of termination of employment due to Death or Disability, Mr. Walsh or his estate will be entitled to a prorated portion of the annual bonus that would have been payable to Mr. Walsh through the termination date, based on DI’s performance targets being met from the beginning of the fiscal year and through the termination date.

In the event Mr. Walsh is terminated due to non-renewal by DI; termination by DI Without Case or by Mr. Walsh for Good Reason, Mr. Walsh will receive the following: (a) accrued benefits; (b) a payment equal to two times the sum of his then current base salary plus his bonus amount for the year of termination, payable in 24 monthly installments during the two years following termination; and (c) reimbursement for the cost of continued group health coverage for the same portion of his Consolidated Omnibus Budget Reconciliation Act (“COBRA”) health insurance premium that was paid during his employment, until the earlier of either the last day of his COBRA health insurance benefits or the date on which he becomes covered under any other group health plan.

In the event that there is a change in control and Mr. Walsh’s employment terminates either 90 days prior to or within 3 years following such change in control by DI without cause or by Mr. Walsh for Good Reason, Mr. Walsh will be entitled to the following: (a) accrued benefits; (b) a prorated portion of the annual bonus that would have been payable to Mr. Walsh through the termination date; (c) a severance payment equal to 3 times the sum of annual base salary plus annual bonus, payable in equal installments over 36 months in accordance with the normal DI payroll process beginning on the 60th day following the termination date; and (d) reimbursement on a monthly basis, beginning on the 60th day following such termination, of the cost of continued group health coverage for the same portion of his COBRA health insurance premium that was paid during his employment, until the earlier of either the last day of his COBRA health insurance benefits or the date on which he becomes covered under any other group health plan.

The Employment Agreement for Mr. Walsh denotes that if any payments or benefits provided to him constitute “parachute payments,” within the meaning of Section 280G of the Code (“Parachute Payments”) and would be subject to the excise tax imposed by Section 4999 of the Code, then Mr. Walsh would be entitled to receive either full amounts of the parachute payments or the maximum amount that may be provided to the executive without resulting in any portion of such parachute payments being subject excise tax, whichever takes into account federal, state and local taxes. Any reduction of the parachute payments would result in:

•	the cash incentive bonus or any other cash payment under any retention bonus agreement;

•	cash severance payments related to the executive’s base salary and annual bonus;

•	any other cash amount payable and any benefit valued as a parachute payment; and

•	acceleration of vesting of equity awards.

Any determination of the required payments shall be made in writing by the DI’s independent public accountants, whose determination shall be conclusive and binding for all purposes on behalf of DI and Mr. Walsh.

The material terms “Cause”, “Good Cause”, “Disability” and “DynCorp Management LLC” are in conformance with those defined in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2014.

Mr. Walsh is subject to certain restrictive covenants and obligations including, confidentiality, non-solicitation, noncompetition, and non-disparagement provisions during the term of his employment and for a specified time following his termination of employment.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

The following exhibits are furnished herewith:

10.30	Employment Agreement between DynCorp International LLC and Gordon Walsh.

99.1	Press Release dated July 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2014	DELTA TUCKER HOLDINGS, INC.

/s/ William T. Kansky
William T. Kansky
Senior Vice President and Chief Financial Officer